Exhibit 10aa-5

BELLSOUTH CORPORATION

AMENDED AND RESTATED

TRUST UNDER BOARD OF DIRECTORS BENEFIT PLAN(S)

TABLE OF CONTENTS

Section 1.	Establishment of Trust	2

Section 2.	Payments to Plan Participants and
Their Beneficiaries	6

Section 3.	Trustee Responsibility Regarding
Payments to Trust Beneficiary When
Company is Insolvent	10

Section 4.	Payments to Company	11

Section 5.	Investment Authority	12

Section 5A. Sale of Company Stock by Trustee	17

Section 6.	Disposition of Income	20

Section 7.	Accounting by Trustee	20

Section 8.	Responsibility of Trustee	21

Section 9.	Compensation and Expenses of Trustee	23

Section 10. Resignation and Removal of Trustee	23

Section 11. Appointment of Successor	24

Section 12. Amendment or Termination	25

Section 13. Miscellaneous	26

Section 14. Effective Date	31

BELLSOUTH CORPORATION

AMENDED AND RESTATED

TRUST UNDER BOARD OF DIRECTORS BENEFIT PLAN(S)

This Agreement made this 11th day of October, 2006, by and between BellSouth Corporation, a Georgia corporation (Company) and The Northern Trust Company, an Illinois corporation of Chicago, Illinois (Trustee);

(a)          WHEREAS, Company has adopted the nonqualified deferred compensation Plan(s) as listed in Appendix A for certain members of its Board of Directors;

(b)          WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan(s) with respect to the individuals participating in such Plan(s);

(c)          WHEREAS, to make certain provisions for the payment of such liability, Company and a predecessor Trustee on April 25, 1990 executed a trust agreement for the benefit of certain directors of Company and Company’s affiliates who participate in the Plan(s) (the “Predecessor Trust”);

(d)          WHEREAS, Company and such predecessor Trustee on November 9, 1993 amended and restated the Predecessor Trust insofar as it related to Company’s obligations (but not obligations of subsidiary or other affiliated entities) to pay benefits under the Plan(s) (hereinafter, called “Successor Trust”) and contributed assets to the Successor Trust, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until full payment has been made in respect of such obligations of Company to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan(s);

(e)          WHEREAS, Company and such predecessor Trustee amended and restated the Trust on April 28, 1995 and May 23, 1996;

(f)           WHEREAS, subsequent amendments to the Trust have been made from time to time following such amendment and restatements (including an amendment made as of November 1, 2003, appointing The Northern Trust Company as successor trustee);

(g)          WHEREAS, Company and Trustee now desire once again to amend and restate the Successor Trust in the form of this Amended and Restated Trust Agreement (hereinafter, called “Trust”);

(h)          WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for members of Company’s Board of Directors who are not employees f Company or affiliated entities; and

(i)           WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan(s);

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust.

(a)          Company and Trustee hereby amend and restate in all respects the Successor Trust in the form of this Trust Agreement. The principal of the Trust shall be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b)	The Trust hereby established shall be irrevocable.

(c)          The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d)          The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e)(1)     Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to Trustee in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel any such additional deposits under this subsection (1).

(e)(2)     If, as of the last day of a fiscal year of the Trust, the funding level of the Trust shall be less than eighty percent (80%) of the Trust’s funding level as of the last day of any of the five (5) most recently preceding fiscal years of the Trust (taking into account contributions made under this Section 1(e)(2) for each such year), disregarding for purposes of this Section 1(e)(2) fiscal years ending prior to January 1, 1994, Company shall notify Trustee of such situation and Company shall make an irrevocable contribution to the Trust as soon as possible, but in no event longer than one hundred twenty (120) days following the last day of such fiscal year. Such contribution shall be in an amount sufficient to bring the Trust’s funding level equal to the Trust’s funding level as of the last day of the fiscal year among the five (5) most recently preceding fiscal years on which the Trust’s funding level was highest. In no event shall such contribution be required if, as of the last day of such fiscal year, the fair market value of the Trust’s assets is one hundred percent (100%), or greater, of the aggregate Current Liability (as defined in subsection (5) of this Section 1(e)) of Company under the Plan(s). For purposes of this Section 1(e)(2), “funding level” shall mean the ratio (stated as a percentage) that the fair market value of the assets in the Trust bears to the aggregate Current Liability of Company under the Plan(s). The Trust’s funding level shall be determined as of the last day of each fiscal year, except that in determining the amount of the required contribution, the fair market value of the Trust’s assets shall be determined as of the valuation date most recently preceding the date on which such contribution is made.

(e)(3)     If, as of the last day of a fiscal year of the Trust, the funding level of the Trust (taking into account any contribution required under subsection (2) of this Section 1(e)) shall be less than one hundred percent (100%), Company shall notify Trustee of such situation and shall make an irrevocable contribution to the Trust within one hundred eighty (180) days following the last day of such fiscal year. Such contribution shall be in the amount which, had the contribution been made as of the last day of such fiscal year of the Trust, would have been sufficient to bring the Trust’s funding level to 100% as of the last day of such fiscal year. For purposes of this Section 1(e)(3), “funding level” shall mean the ratio (stated as a percentage) that the fair market value of the assets in the Trust bears to the aggregate Current Liability of Company under the Plan(s); provided, that such Current Liability shall be determined using, instead of the interest rate described in Section 1(e)(5) hereof, the valuation interest rate assumption reported by the enrolled actuary for Company’s principal defined benefit pension plan (measured by the number of active management employees of Company and affiliated entities participating in all such plans at the end of the respective plan year which coincides with or ends within the fiscal year of the Trust), in its actuarial valuation report for such plan for such plan year, for purposes of funding such respective plan for such plan year. Notwithstanding the foregoing, (1) if the enrolled actuary for Company’s principal defined benefit pension plan changes the applicable valuation interest rate reported for a plan year, as described in the sentence above, in the enrolled actuary’s actuarial statement and opinion subsequently prepared as part of the annual report required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) for such plan year, (i) Company shall so notify the Trustee, (ii) the changed valuation interest rate shall be substituted for the originally reported valuation interest rate in determining Company’s contribution required under this Section 1(e)(3) above, and (iii) Company shall make any additional required contribution resulting from such change within sixty (60) days after the change, and (2) if as of the end of a fiscal year of the Trust, Company and affiliated entities do not maintain a defined benefit pension plan covering management employees with assets having an aggregate market value of at least Fifty Million Dollars ($50,000,000.00), Current Liability for purposes of this Section 1(e)(3) shall be determined using an interest rate assumption equal to the average of the monthly averages of the 30-year constant maturity

U.S. Treasury rate, expressed in percent per annum, during such fiscal year of the Trust, as published in the Federal Reserve Report, a successor report or, if there is no successor report, comparable data, plus one percent (1%) per annum.

(e)(4)     For purposes of subsections (2) and (3) of this Section 1(e), the funding level of the Trust and all related determinations shall be made by Company; provided, however, that following the commencement of service by the Independent Fiduciary, such determinations shall be made by the Independent Fiduciary. The Trustee may rely on the accuracy of all such determinations.

(e)(5)(A)             For purposes of this Trust, “Current Liability” shall mean the amount required to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan(s), to the extent such benefits are obligations of Company (and not obligations of subsidiary or other affiliated entities). The Current Liability on any date with respect to a Plan shall be determined as if the Plan terminated as of such date using an interest rate (subject to Section 1(e)(3)) equal to the Pension Benefit Guaranty Corporation valuation interest rate for immediate annuities as in effect on such date, the 1983 Group Annuity Mortality Table published by the Society of Actuaries, and reasonable actuarial calculation principles consistently applied. Current Liability shall be determined, as of the last day of each fiscal year of the Trust and at such additional times as are necessary to implement the provisions of this Trust Agreement, by Company; provided, however, that following the commencement of service by the Independent Fiduciary, such determinations shall be made by the Independent Fiduciary. The Trustee may rely on the accuracy of all such determinations.

(e)(5)(B)             In the event that the interest rate assumption described in subsection (5)(A) above is at any time no longer available or the mortality assumption described above is at any time no longer considered a reasonable and reliable mortality assumption, other interest rate (subject to Section 1(e)(3)) or mortality assumptions, as the case may be, deemed generally comparable to the above-specified assumptions, may be used instead. All determinations regarding substitute assumptions, including whether such substitution is reasonably necessary and the selection of the substitute assumption(s), shall be made by Company; provided, however, that following the commencement of service by the Independent Fiduciary, such determinations shall be made by the Independent Fiduciary.

(f)           Upon a Change of Control, Company shall promptly notify Trustee thereof and, as soon as possible, but in no event longer than one hundred twenty (120) days following the

Change of Control, as defined herein, Company shall make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan(s), to the extent such benefits are obligations of Company (and not obligations of subsidiary or other affiliated entities), as of the date on which the Change of Control occurred. Such contribution shall be in an amount equal to the excess, if any, of the aggregate Current Liability as of the date on which the Change of Control occurred over the fair market value of the Trust’s assets as of the valuation date most recently preceding the date on which such contribution is made. Thereafter, Company shall make an additional contribution each fiscal year to the Trust, as soon as possible, but in no event longer than one hundred twenty (120) days following the last day of each such fiscal year, in an amount equal to the excess, if any, of the aggregate Current Liability under the Plan(s) as of the last day of the fiscal year over the fair market value of the Trust’s assets as determined on the valuation date most recently preceding the date on which such contribution is made. The amount of all such contributions shall be determined by the Independent Fiduciary. The Trustee may rely on the accuracy of all such determinations.

(g)          If, as of a Distribution Date with respect to outstanding rights to purchase Series A First Preferred Stock, under the terms of and as defined in a Rights Agreement between Company and Chemical Bank, as Rights Agent, under an agreement originally dated November 27, 1989 (or successor thereto) (a “Distribution Date”), the aggregate Current Liability exceeds the fair market value of the Trust’s assets (such fair market value determined as of the valuation date most recently preceding such Distribution Date), Company shall be required to make an additional contribution to the Trust in an amount equal to such excess or, at Company’s option, to obtain a letter of credit, or a series of letters of credit, adequate to fund such amount as of such Distribution Date under the Plan(s) and maintain such letter(s) of credit until such time as the aggregate Current Liability no longer exceeds the fair market value of the Trust’s assets. The determination of whether the aggregate Current Liability exceeds the fair market value of the Trust’s assets upon a Distribution Date and, if so, the amount of such excess, shall be made by Company; provided, however, that following the commencement of service by the Independent Fiduciary, such determinations shall be made by the Independent Fiduciary. The Trustee may rely on the accuracy of all such determinations. Any such letter of credit, or series of letters of credit, shall be part of the general assets of Company and shall not be an asset of this Trust and, unless otherwise agreed to in writing by Trustee, Trustee shall have no responsibility whatsoever with respect to the adequacy of, or selection of the issuer or issuers of, any such letter or letters of credit.

(h)          If, in any five (5) consecutive calendar year period, (i) there are five (5) or more final determinations by courts of competent jurisdiction that (A) Company or a subsidiary of Company which both is a member of Company’s “controlled group of corporations” as such term is defined in Section 13(g)(4) and has adopted a Plan (a “Participating Company”) has failed to pay (after reasonable notice and demand for payment) any benefit due under the terms and conditions of a Plan and that (B) there was no material issue of fact or law respecting such company’s obligation to make such benefit payment, or (ii) there are two (2) or more final determinations by courts of competent jurisdiction, in lawsuits instituted after reasonable notice and demand with respect thereto, in which the court determines that Company or a Participating Company had acted in bad faith and with a clear and deliberate disregard for such company’s obligations under the Plan(s), there shall be deemed to have occurred a Change of Control as defined in this Trust Agreement and Company shall give Trustee prompt written notice of such event. For purposes of this Trust Agreement, the term “final determination” means a determination with respect to which all rights of appeal or to request a review, a rehearing or redetermination have been exhausted or have lapsed.

Section 2. Payments to Plan Participants and Their Beneficiaries.

(a)          Company, or the Trust Contractor engaged for such purpose, shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in accordance with the terms and conditions of the Plan(s) in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company. Payments may be made in cash or, where called for under the terms of the Plan(s), in Company Stock (as such term is defined in Section 5(g) hereof). Notwithstanding the foregoing, if a benefit which is distributable in the form of Company Stock under the terms of a Plan becomes payable at a time when there is no (or insufficient) Company Stock in the Trust with which to satisfy such benefit obligation and if the Company fails or refuses to pay such benefit within a reasonable time after notice from Trustee that it has become so payable, Trustee shall use other assets of the Trust to acquire Company Stock, on the open market or otherwise in its discretion, sufficient to satisfy such benefit obligation.

(b)          The entitlement of a Plan participant or his or her beneficiaries to benefits payable by Company under the Plan(s) shall be determined in accordance with the terms of the Plan(s) by Company or such party as it shall designate under the Plan(s), or by a Trust Contractor engaged for such purpose, and any claim for such benefits shall be considered and reviewed and paid or not paid under the procedures set out in the Plan(s). Notwithstanding any Plan provision to the contrary, upon and following the appointment of the Independent Fiduciary, all such determinations shall be made by the Independent Fiduciary, whose determinations shall be final, conclusive and binding on all persons. Neither Trustee, the Independent Fiduciary nor any Trust Contractor shall have any obligation for determining whether any Plan participant or beneficiary has died and shall be entitled to rely upon any information in this regard furnished by Company.

(c)          Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s). In such event, Company shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits payable by Company in accordance with the terms of the Plan(s), Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

(d)          Company (prior to a Change of Control) or the Independent Fiduciary (following a Change of Control) may engage one or more third-party administrators as contractors with respect to the Trust (each such contractor, a “Trust Contractor”), who shall not be a Plan participant or beneficiary (but who may be the Trustee), to perform functions described in this Section 2(d) and elsewhere in this Trust Agreement which would otherwise be performed by Company or the Independent Fiduciary; provided, however, that neither the Company (prior to a Change of Control) nor the Independent Fiduciary (following a Change of Control) may delegate to any Trust Contractor the determinations of claims for benefits under the Plans or appeals therefrom. Such Trust Contractor shall have such duties and responsibilities as conferred upon it by the instrument by which such Trust Contractor is appointed, which may include (by way of example) (i) responsibilities for a specific function with respect to more than one Plan or (ii) responsibility for several functions with respect to a single Plan.

(1)          Upon engagement of a Trust Contractor, as soon as practicable but in no event longer than thirty (30) days thereafter, Company shall furnish to the Trust Contractor all information necessary with respect to the scope of such Trust Contractor’s engagement, which may include (but not be limited to) copies of the Plan documents, employment records of participants, and other information necessary to determine the benefits which are or may become payable by Company to or with respect to each participant in each Plan, including any benefits payable after the participant’s death, and the recipient of same and the procedures which Company has adopted to calculate such benefit payments. Company shall regularly, at least annually, and upon each benefit change under the Plan(s) furnish revised, updated information to such Trust Contractor. In the event Company refuses or neglects to provide updated participant information as contemplated herein, the Trust Contractor shall be entitled to rely on the most recent information furnished to it by Company.

(2)          In the event of a Change of Control, the Independent Fiduciary shall have the duty to engage, as soon as practicable thereafter, one or more Trust Contractors if there shall at that time be no Trust Contractors then serving. In addition, if as of a

Distribution Date (as such term is defined in Section 1(g) hereof), there shall be no Trust Contractors then serving, Company shall have the duty to designate on a stand-by basis one or more Trust Contractors who shall commence to serve as Trust Contractors in the event such Distribution Date is followed by a Change of Control. After a Change of Control, Company shall not have any control or authority with respect to any Trust Contractor so engaged or then serving, or any successor Trust Contractor, including without limitation any rights with respect to the appointment, removal or replacement of any such Trust Contractor or its duties pursuant to this Trust Agreement.

(3)          Unless Trustee agrees to perform the functions of the Trust Contractors described herein, Trustee shall have no responsibility hereunder for any obligation assigned to any Trust Contractor or (subject to subsection (4) below) for the performance of any Trust Contractor’s duties and responsibilities under this Trust Agreement.

(4)          Company may replace or remove any Trust Contractor from time to time serving hereunder, in its sole discretion, prior to the occurrence of a Change of Control. Following a Change of Control, the Independent Fiduciary, in its sole discretion, may remove any Trust Contractor engaged by Company or any successor Trust Contractor and shall remove any such person and engage a successor to such person if the Independent Fiduciary deems any such person’s performance as a Trust Contractor unsatisfactory. At all times following a Change of Control, upon any such removal, or the voluntary resignation of any such Trust Contractor or the occurrence of any other event which shall result in the cessation of performance of any Trust Contractor’s duties hereunder, the Independent Fiduciary shall use its best efforts to engage a new Trust Contractor to perform the functions of such prior Trust Contractor; provided, however, that, following a Change of Control, the Independent Fiduciary shall perform the duties of any such Trust Contractor during any period for which Trustee or the Independent Fiduciary is unable to find a replacement Trust Contractor (so that there will be no default in payments under the Plan(s) as a result of the absence of such Trust Contractor), and any person engaged as a Trust Contractor shall in the judgment of the Independent Fiduciary be independent of Company. The person who removes or replaces a Trust Contractor shall be responsible for assuring that there is a timely and complete transfer of records from such Trust Contractor to such person’s successor.

(5)          Except for the records dealing solely with the assets of the Trust and investment of those assets, which shall be maintained by the Trustee, Trustee or a Trust Contractor engaged for such purpose shall maintain all Plan participant records contemplated by this Agreement, including the Payment Schedule. All such records and copies of the Plan(s) documents and employment records of the participants in the possession of such Trust Contractor shall be made available promptly upon request of Trustee or Company. Such Trust Contractor shall also prepare and distribute participant statements to participants and beneficiaries and shall perform such other duties and responsibilities contemplated under the terms of this Trust Agreement as Company or Trustee or the Independent Fiduciary if appointed, as the case may be, determines is necessary or advisable to achieve the objectives of this Trust Agreement, other than the determinations of claims for benefits under the Plans or appeals therefrom.

(6)          Company shall indemnify and hold harmless each Trust Contractor for any liability or expenses, including without limitation advances for or prompt reimbursement of reasonable fees and expenses of counsel and other agents retained by it, incurred by such Trust Contractor with respect to keeping the records for participants’ benefits, reporting thereon to participants and beneficiaries, certifying benefit information to Trustee, determining the status of benefits hereunder and otherwise carrying out its obligations under this Trust Agreement, other than those resulting from such Trust Contractor’s negligence or willful misconduct or its failure to reasonably calculate and certify the amount of benefits based on the applicable terms of the Plan documents and other information and procedures furnished by Company to such Trust Contractor in accordance with this Trust Agreement. Each Trust Contractor shall be entitled to reasonable compensation for services hereunder, the amount of which shall be agreed upon from time to time by Company or, following a Change of Control, the Independent Fiduciary, and such Trust Contractor in writing, and reimbursement for reasonable expenses incurred in connection with its performance of such services. Following a Change of Control, the Independent Fiduciary’s good faith determination of compensation to be paid to a Trust Contractor (including the Independent Fiduciary) when it acts in such capacity) shall be binding on the Company and each other person having an interest in the Trust. All such compensation and expenses shall be paid by Trustee from the assets of the Trust. If not so paid, such compensation and expenses shall be paid by Company.

(7)          Except as may be otherwise agreed by a Trust Contractor and Company, or the Independent Fiduciary following a Change of Control, each Trust Contractor’s obligations shall be limited solely to those explicitly set forth herein and in the scope of such Trust Contractor’s engagement, and such Trust Contractor shall have no responsibility, authority or control, direct or indirect, over the maintenance or investment of the Trust and shall have no obligation in respect of Trustee or the Trustee’s compliance with the Trust Contractor’s certifications hereunder.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent.

(a)          Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)          At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1)          The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2)          Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency. Trustee may appoint an independent accounting, consulting or law firm to make any determination of solvency required by the Trustee under this Section 3. In such event Trustee may conclusively rely upon the determination by such firm and shall be responsible only for the prudent selection of such firm. Trustee shall require that such firm specifically acknowledge in its opinion or other determination that Company, participants, beneficiaries and creditors may rely on such opinion or other determination as third party beneficiaries.

(3)          If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

(4)          Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(c)          Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due from Company to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. Payments to Company.

(a)          Except as provided in Sections 3, 4(b), 4(c), 4(d), 5(b) and 12(c) hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s) to the extent such benefits are obligations of Company.

(b)          If, prior to a Change of Control, within sixty (60) days following the end of a fiscal year of the Trust, Company provides a written certification to Trustee, reasonably acceptable to the Trustee that, as of the last day of the fiscal year, the fair market value of the assets of the Trust exceeds one hundred twenty percent (120%) of the aggregate Current Liability, Trustee shall, at Company’s request, distribute to Company all or part of such excess. No distribution pursuant to this Section 4(b) may be made following a Change of Control.

(c)          Prior to a Change of Control, Trustee shall, if so instructed by Company in writing within thirty (30) days after the actual filing of Company’s federal income tax return for a year, reimburse Company from the assets of the Trust for federal, state or local income taxes, or any part thereof, which Company certifies that it has paid, attributable to income of the Trust for such year, as determined by Company, within thirty (30) days after receipt of such request. No reimbursement for taxes pursuant to this Section 4(c) may be made following a Change of Control.

(d)          Notwithstanding any other provision of this Trust Agreement, including without limitation Section 1(b) hereof, prior to a Change of Control Company shall have the right with respect to each contribution to the Trust (other than contribution(s) required pursuant to Section 1(e)(2), subsections (2) and (3) of Section 1(e) hereof) to cause Trustee to return all or any portion of a contribution and any and all income on such contribution to Company. Such right shall be exercised by giving written notice to Trustee and shall be exercisable in a nonfiduciary capacity without the approval or consent of Trustee or any other person. Such right shall expire with respect to each contribution to the Trust upon the earlier of (i) thirty days following the date on which the contribution is made, (ii) the last day of the taxable year of Company in which the contribution is made or (iii) a Change of Control. Company’s right under this Section 4(d) shall expire upon a Change of Control.

Section 5. Investment Authority.

(a)          Except as otherwise provided in subsections (c), (d), (e) and (g) of this Section 5, the assets of the Trust shall be invested and reinvested by Trustee, without distinction between principal and income, at such time or times in such investments and pursuant to such investment strategies or courses of action and in such shares and proportions, as Trustee, in its sole discretion, shall deem advisable. Except as otherwise provided herein, Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

(b)          Company shall have the right, at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity. In connection with any substitution of assets described in this Section 5(b), Company Stock may not revert to Company in kind at any time following a voting record date for any meeting of Company stockholders and before such meeting, unless Trustee shall have voted such shares by proxy. Such reversion may occur immediately following the stockholders’ meeting to which such record date relates. Further, any such substitution may be made only out of property available to the Company for the purchase of shares of stock under applicable state law, as determined by Company.

(c)          Subject to the provisions of Section 5A, investment authority over the Trust’s assets, or any portion thereof, other than dividends on Company Stock held by the Trust, may be reserved by Company to itself from time to time in its absolute discretion, prior to a Change of Control. Any such reservation of discretionary authority by Company shall be communicated to Trustee in writing. In this regard, unless Company notifies Trustee to the contrary, Company shall act through its Trust Asset Management Committee (or other person or committee to which the Board of Directors of the Company delegates such responsibility), or any person who such Committee (or such other person or committee) authorizes in writing to act on its behalf or any other person who is authorized to act on Company’s behalf by a resolution of Company’s Board of Directors. Company shall furnish Trustee from time to time with a list of the names and signatures of all persons authorized to so act. Furthermore, in addition to such reservation of discretionary authority prior to a Change of Control, Company may appoint one or more investment managers (“Investment Managers”) to manage all or a portion of the assets of the Trust. Company shall notify Trustee of each appointment of an Investment Manager (and of any subsequent changes in any such appointment), in writing, and shall direct each Investment Manager to certify to Trustee the names of all persons authorized to act on its behalf. Trustee may continue to rely upon such instruments until otherwise notified in writing by Company or the Investment Manager, as the case may be. Trustee may conclusively rely upon the determinations of and directions from Company acting pursuant to the authority reserved in, or an Investment Manager appointed pursuant to, subsection (c) of this Section 5. All fees and expenses of an Investment Manager shall be paid from the assets of the Trust unless paid by

Company. Notwithstanding anything to the contrary contained herein, following a Change of Control, Company may not reserve discretionary authority or appoint an Investment Manager for the management and control of any assets of the Trust and (i) any such prior reservation then in effect shall be nullified and (ii) any such prior appointment then in effect shall be nullified unless its continuance is approved by the Independent Fiduciary in its sole discretion. Following a Change of Control, the Independent Fiduciary shall have the sole authority to appoint and remove Investment Managers.

(d)          Trustee shall follow the directions of Company or of an Investment Manager regarding the investment and reinvestment of Trust assets (or such portion thereof as may be under management by Company or an Investment Manager pursuant to subsection (c) of this Section 5), and shall be under no duty or obligation to review or to question any direction of Company pursuant to the authority reserved in, or of an Investment Manager appointed pursuant to, subsection (c) of this Section 5, or to review any investment to be acquired, held or disposed of pursuant to such directions, or to make recommendations with respect to the disposition or continued retention of any such investment and Trustee shall have no authority to take any action or to refrain from taking any action with respect to any such assets unless and until it is directed to do so by Company pursuant to authority reserved in, or an Investment Manager appointed pursuant to, subsection (c) of this Section 5. Notwithstanding anything to the contrary in this Trust Agreement, Company shall indemnify Trustee and hold it harmless from any liability or expense (including reasonable attorneys’ fees) resulting from acts or omissions of Trustee taken in reliance on directions or the absence of directions from Company pursuant to authority reserved in, or an Investment Manager appointed pursuant to, subsection (c) of this Section 5 or otherwise in connection with Trustee’s administration of the Trust consistent with subsection (c) of Section 5.

(e)          Trustee shall be responsible for the daily investment of cash balances and to the extent it has not received contrary instructions from an entity who has investment responsibility for such cash balances, Trustee shall invest for short term purposes any cash in its custody in bonds, notes and other evidences of indebtedness having a maturity date not beyond five years from the date of purchase, United States Treasury bills, commercial paper, bankers’ acceptances and certificates of deposit, and undivided interests or participations herein, and participations in regulated investment companies for which the Trustee or its affiliate is the adviser.

(f)           Without in any way limiting the powers and discretions conferred upon Trustee by the other provisions of this Trust Agreement, Trustee or the Company (prior to a Change of Control), or Trustee or the Independent Fiduciary (following a Change of Control), and in each case including any Investment Manager properly appointed by the foregoing, shall be vested with the following powers and discretions (to be exercised in light of the nature and purpose of this Trust) with respect to the assets of the Trust subject to its management and control:

(1)          To invest and reinvest in any property, real, personal or mixed, wherever situated and whether or not productive of income or consisting of wasting assets,

including without limitation, common and preferred stocks, bonds, notes, debentures (including convertible stocks and securities), leaseholds, mortgages, certificates of deposit or demand or time deposits (including any such deposits with Trustee), shares of investment companies and mutual funds, interests in partnerships and trusts, insurance policies and annuity contracts, and oil, mineral or gas properties, royalties, interests or rights, without being limited to the classes of property in which trustees are authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the Trust;

(2)          To invest and reinvest all or any portion of the Trust collectively through the medium of any common, collective or commingled trust fund that may be established and maintained by Trustee, to be held and invested subject to all of the terms and conditions thereof, and such trust shall be deemed adopted as a part of the Trust to the extent that assets of the Trust are invested therein;

(3)	To retain any property at any time received by the Trustee;

(4)          To sell or exchange any property held by it at public or private sale, for cash or on credit, to grant and exercise options for the purchase or exchange thereof, to exercise all conversion or subscription rights pertaining to any such property and to enter into any covenant or agreement to purchase any property in the future;

(5)          To participate in any plan of reorganization,                consolidation, merger, combination, liquidation or other similar plan relating to property held by it and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any person;

(6)          To deposit any property held by it with any protective, reorganization or similar committee, to delegate discretionary power thereto, and to pay part of the expenses and compensation thereof and any assessments levied with respect to any such property so deposited;

(7)	To extend the time of payment of any obligation held by it;

(8)          To hold uninvested any monies received by it, without liability for interest thereon until such monies shall be invested, reinvested or disbursed;

(9)          To exercise all voting or other rights with respect to any property held by it and to grant proxies, discretionary or otherwise;

(10)        For the purposes of the Trust, to borrow money from others, to issue its promissory note or notes therefor, and to secure the repayment thereof by pledging any property held by it;

(11)        To manage, administer, operate, insure, repair, improve, develop, preserve, mortgage, lease or otherwise deal with, for any period, any real property or any oil, mineral or gas properties, royalties, interests, or rights held by joining with others, using other Trust assets for any such purposes, to modify, extend, renew, waive or otherwise adjust any provision for amortization of the investment in or depreciation of the value of such property;

(12)        To employ suitable agents (including but not limited to professional investment or asset management firms, actuarial and consulting firms) and counsel, who may be counsel to Company (or any affiliated company) or Trustee, and to pay their reasonable expenses and compensation from the Trust to the extent not paid by Company;

(13)        To register any securities held in the Trust in the name of a nominee and to hold any investment in bearer form, and to combine certificates representing such investments with certificates of the same issue held by the Trustee in other fiduciary capacities or to deposit or arrange for the deposit of such securities in a qualified central depository even though, when so deposited, such securities may be merged and held in bulk in the name of the nominee of such depository with other securities deposited therein by any other person, or to deposit or arrange for the deposit of any securities issued by the United States Government, or an agency or instrumentality thereof, with a federal reserve bank, but the books and records of Trustee shall at all times show that all such investments are part of the Trust;

(14)        To settle, compromise, or submit to arbitration any claims, debts, or damages due or owing to or from the Trust, respectively, to commence or defend suits or legal proceedings to protect any interest of the Trust, and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal; provided, however, Trustee shall not be required to take any such action unless it shall have been indemnified by Company or the Trust to its reasonable satisfaction against liability and expense it might incur therefrom;

(15)        To organize under laws of any state a corporation or trust for the purpose of acquiring and holding title to any property which it is authorized to acquire hereunder and to exercise with respect thereto any or all of the powers set forth herein; and

(16)        Generally, to do all acts consistent with its duties hereunder, whether or not expressly authorized, that Trustee may deem necessary or desirable for the protection of the Trust.

(g)          Notwithstanding anything to the contrary contained herein (other than the provisions of Section 5A hereof), unless and until directed otherwise by Company, or the occurrence of a Change of Control, the assets of the Trust (other than dividends on Company Stock held by the Trust) shall be invested and reinvested exclusively in the common stock, par value $1.00 per share, of Company (such stock, and any and all securities of any kind which may be issued in respect of, or in exchange for, such shares of stock, the “Company Stock”) except to the extent that Company directs otherwise with respect to a portion of the assets in anticipation of reasonable liquidity needs of the Trust. Trustee shall purchase from Company any such Company Stock acquired for the Trust, unless Trustee is instructed otherwise by Company in writing. With respect to assets of the Trust invested in Company Stock, Trustee shall have no obligation to diversify investments in the Trust, and shall not be subject to any rule of applicable law which might otherwise make necessary, require, or in any way deem appropriate diversification of investments in the Trust, all such rules being hereby expressly waived. Notwithstanding anything to the contrary in this Trust Agreement, Company does hereby discharge, indemnify and hold harmless Trustee, its directors, officers, employees and agents, from and against any and all losses, costs, damages, claims, penalties, expenses (including reasonable attorneys’ fees and expenses) or liabilities arising in connection with such Trustee’s administration of the Trust consistent with this Section 5(g). Notwithstanding the foregoing, the Trustee shall vote any proxies for such shares of Company Stock held pursuant to this Section 5(g) in its discretion.

(h)          Following a Change of Control, the Independent Fiduciary may no longer invest in Company Stock or any other securities or obligations issued by Company or any of its affiliates, and Section 5(g) shall no longer apply. After a Change of Control, the Independent Fiduciary shall have and exercise all discretionary authority for the management and control of Trust assets and shall commence the orderly disposition of Company Stock, subject to the provisions of Section 5A hereof to the extent applicable. The Independent Fiduciary may, in its sole discretion, direct the Trustee to retain Company Stock acquired prior to a Change of Control for such period of time as the Independent Fiduciary deems appropriate and in the best interest of participants and beneficiaries in the Plan(s). In no event may the Independent Fiduciary make additional investments in Company Stock or any other securities or obligations issued by Company or any of its affiliates on behalf of the Trust after a Change of Control, other than (i) amounts held in diversified common investment vehicles in which the Independent Fiduciary invests, and (ii) through the exercise of rights to acquire Company Stock attributable to shares held at the time of the Change of Control, in the Independent Fiduciary’s sole discretion, if the Independent Fiduciary deems such exercise appropriate and in best interest of the participants and beneficiaries in the Plan(s).

Section 5A. Sale of Company Stock by Trustee.

(a)          Except as otherwise specifically permitted herein, Trustee may not sell Company Stock except: (1) as necessary from time to time to satisfy benefit obligations under the Plan(s) which are required to be paid under this Trust; (2) pursuant to a tender or exchange offer, by other than Company, for all or substantially all of the issued and outstanding Company Stock; or (3) following a Change of Control; and then only as specifically permitted herein. In the event of the appointment of an Independent Fiduciary pursuant to this Trust Agreement, all functions, rights and obligations of the Trustee under this Section 5A shall be functions, rights and obligations of the Independent Fiduciary, and all references in this Section 5A to the Trustee shall be deemed to refer to such Independent Fiduciary

(b)          Trustee shall provide Company with not less than 30 days prior notice that it proposes to sell any Company Stock, unless Trustee determines in good faith that such delay would cause irreparable harm to Trustee or to the Trust, in which event Trustee shall provide reasonable notice of such proposed sale. Notice shall be given by telephone, confirmed promptly by facsimile or first class mail, postage prepaid. Trustee shall specify in any event the number of shares proposed to be sold.

(c)          Trustee shall make sales of Company Stock pursuant to an effective registration statement under, or an exemption (including but not limited to Rule 144) from, the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and in compliance with applicable state securities laws.

(d)          Should either Company or Trustee determine in good faith, with the written advice of counsel delivered to and in form reasonably acceptable to the other party hereto, that such proposed sale could not reasonably be made pursuant to an exemption from the Securities Act, then Trustee may demand in writing that Company, at Company’s option, either purchase under Section 5A(f) or register under the Securities Act under Section 5A(e), such number of shares of Company Stock held and proposed to be sold by Trustee. Company shall promptly notify Trustee by telephone, confirmed promptly by facsimile or first class mail, postage prepaid, whether it elects to proceed under Section 5A(f) or 5A(e).

(e)          If Company elects registration pursuant to a demand under Section 5A(d) above, then:

(1)          As soon as practicable, but in any event within 90 days after receipt of the demand from Trustee, Company shall:

(i)           file with the Securities and Exchange Commission (the “Commission”) a registration statement covering the shares to be sold and use its reasonable best efforts to have such registration statement filed pursuant to this

Agreement declared effective as promptly as practicable. Company shall advise Trustee of the progress of such filing and of any review thereof undertaken by the Commission, and promptly notify Trustee, and confirm such advice in writing, (x) when such registration statement becomes effective, (y) when any post-effective amendment to such registration statement becomes effective and (z) of any request by the Commission for any amendment or supplement to such registration statement or any prospectus relating thereto or for additional information;

(ii)          use its reasonable best efforts to register, qualify, or effect compliance not later than the effective date of any registration statement filed pursuant to this Trust Agreement, the shares of Company Stock registered thereunder under the blue sky laws of such states or the District of Columbia as the Trustee may reasonably request; provided, however, that Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities or to execute or file any general consent to service of process under the laws of any such jurisdiction where it is not so subject; and, provided, further, that Company reserves the right not to register or qualify shares of Company Stock in any jurisdiction where registration or qualification of such shares would be unreasonably burdensome;

(iii)        from time to time (x) after the Company has elected to satisfy a demand for sale by means of registration, immediately advise Trustee of any event or development, including a material adverse change in the financial condition, business or affairs of Company, known to Company (other than events or developments affecting market or economic conditions generally), which may have a material adverse impact on the proposed offering; and (y) within the period of effectiveness of such registration statement, advise Trustee of any event or development requiring amendment or supplement (which amendment or supplement shall be prepared with reasonable promptness by Company) of the registration statement or prospectus used in connection therewith or rendering it inadvisable to use the prospectus until it is supplemented or amended; and

(iv)        furnish to Trustee such number of copies of any preliminary and final prospectuses and any amendments and supplements thereto as Trustee may reasonably request.

(2)          Trustee and Company shall negotiate with an underwriter selected or approved by Company with regard to the underwriting of such requested registration. Company shall enter into an underwriting agreement in customary form with the underwriter(s) and Trustee in which Company and Trustee (to the extent applicable based only on such information as is provided in writing by Trustee) shall provide customary indemnification to such underwriter(s) and each other.

(3)          Company shall have the right to terminate or withdraw any registration contemplated by it under this Section 5A(e) prior to or following the effectiveness of such registration for any reason whatsoever, provided that it shall thereupon be required to purchase shares pursuant to Section 5A(f).

(4)          Trustee shall provide all such information and materials and take all such actions, furnish all such information, execute all such documents and cooperate with Company in good faith, all as may be reasonably required in order to permit Company to comply with all applicable requirements of the Commission and all other applicable laws or regulations and to obtain acceleration of the effective date of the registration statement.

(5)          All expenses incurred in connection with any registration, qualification or compliance pursuant to this Trust Agreement, including without limitation, all registration, filing and qualification fees, printing and engraving expenses, fees and disbursements of counsel for Company, and expenses of any special audits or comfort letters incidental to or required by such registration, shall be borne by Company, provided, that Trustee may pay such expenses and recover same from the Trust if Company fails to pay such expenses in a timely manner.

(f)           Notwithstanding any contrary provision of this Agreement, if Company advises Trustee of any delays in filing or effectiveness of more than 60 days, if Company and Trustee are unable despite good faith efforts to agree as to registration or an exempt sale, or if a registered sale would not permit Trustee to sell Company Stock expeditiously enough to meet Trustee’s good faith needs, Trustee may demand that Company purchase, or if Company elects to purchase stock pursuant to Section 5A(d), (e)(3) or (g), Company shall purchase the Company Stock desired to be sold at fair market value, which shall be the volume weighted average trading price (including only trades which would meet the time of purchases conditions under Rule 10b-18 under the Securities Exchange Act of 1934, as amended (“Rule 10b-18”), of a share of such security on the New York Stock Exchange on the day that Company receives such demand or gives notice of such election. Company and Trustee shall use their reasonable best efforts to agree as to the prompt execution, closing and delivery of shares and proceeds therefor.

(g)          Until a Change of Control, Company may, on notice of a proposed sale by Trustee, whether or not exempt, elect to purchase such Company Stock from Trustee at fair market value, as defined in Section 5A(f), and with the manner, conditions, and closing of such sale to be agreed upon by Company and Trustee.

(h)          Company shall be entitled to postpone the filing of any registration statement and any amendment or supplement thereto otherwise required to be prepared and filed by it, or to direct that Trustee postpone any sale or put if, at the time it receives a request for registration or sale, (i) Company determines, in its reasonable business judgment, that such filing, registration and offering, or sale or put, would materially interfere with the likely success of a proposed purchase or sale of securities by Company; or (ii) counsel for Company opines in writing that the filing of such registration statement, amendment or supplement, or sale or put would have a material adverse impact on any material ongoing or pending transaction or program of Company or any of its subsidiaries or any other circumstances; provided, that should such delays adversely affect the Trustee’s ability to pay benefits as contemplated by this Trust Agreement, then Company shall advance such funds as may be reasonably needed by Trustee for such proposed pending sale.

(i)           Notwithstanding any provisions above permitting sale by Trustee of Company Stock, Trustee shall, until a Change of Control or a tender or exchange offer for all or substantially all of the issued and outstanding Common Stock, limit sales, whether registered or exempt (other than sales described in Section 5A(f)), by reference to the volume limitations for issuer repurchases within Rule 10b-18; provided, that block sales may not exceed 25% of the trading volume on the New York Stock Exchange, Inc. for the 14 day period prior to such sale. Company shall provide all information reasonably required by Trustee to make determinations as to the number of shares which may be sold, and Trustee shall promptly notify Company as to all sales made other than through a registered public offering.

(j)           Company and Trustee shall each cooperate in good faith and employ their reasonable best efforts in permitting and effecting any purchase or sale of Company Stock as contemplated in this Section 5A and each shall comply with all applicable laws and regulations relating to the foregoing including, without limitation, federal and state securities laws, rules and regulations issued thereunder, and any other governmental or stock exchange requirements or regulations relating thereto.

Section 6. Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7. Accounting by Trustee.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within forty-five (45) days following the close of each calendar year and within forty-five (45) days after the removal or resignation of the Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. In addition, as of the end of each calendar month (referred to in this Trust as a “valuation date”), within ten (10) days after each such month-end, Trustee shall deliver to Company a written account setting forth the value of the Trust’s assets, together with such other information as shall be agreed upon between Company and Trustee.

Section 8. Responsibility of Trustee.

(a)          Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for (i) any action taken pursuant to a direction, request or approval given by Company or a Trust Contractor which is contemplated by, and in conformity with, the terms of the Plan(s) or this Trust and is given in writing by Company or a Trust Contractor (other than Trustee when it acts as Trust Contractor), or (ii) the investment in, or retention of, Company Stock pursuant to the terms of this Agreement, and no such action shall be considered a breach of the fiduciary standard herein set forth. In the event of a dispute between Company or a Trust Contractor and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)          If Trustee undertakes or defends any litigation arising in connection with this Trust or a Plan (including without limitation any action to compel funding of the Trust pursuant to Section 1 hereof, to compel Company to take any action under the Trust or the Plan(s), or to determine Trustee’s obligations hereunder), Trustee shall be indemnified by the Trust against Trustee’s costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) relating thereto and the Trust shall be primarily liable for such payments, other than those arising from Trustee’s negligence or willful misconduct. Trustee shall also be entitled to reasonable payment from the Trust for the allocation of Trustee’s personnel to the investigation and defense or prosecution thereof, at Trustee’s normal hourly billing rates. If such costs, expenses and liabilities are not paid from the Trust for any reason (including without limitation insufficiency of the Trust’s assets to satisfy such obligations) in a reasonably timely manner, Company agrees to indemnify Trustee against such costs, expenses and liabilities. Anything in this subsection (b) to the contrary notwithstanding, Company shall indemnify and hold Trustee harmless from and against all costs, expenses and liabilities arising out of or relating to the acquisition, retention or disposition of Company Stock, except with respect to matters covered by the Trustee’s indemnity to be provided under Section 5A(e)(2).

(c)          Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(d)          Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e)          Trustee shall have, without exclusion, all powers consistent with the terms hereof conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f)           Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(g)          For purposes of Section 3, the phrase “actual knowledge of the Trustee” shall mean the actual knowledge of an officer or employee of the Corporate & Institutional Services trust administration segment of the Trustee and shall not include actual knowledge of personnel in the Corporate and Institutional Services banking segment or other separate segments of the Trustee.

(h)          As soon as practicable following a Change of Control (or prior to a Change of Control, but with effect from and after a Change of Control), Trustee shall appoint an entity or a person determined by the Trustee to be qualified for such appointment and capable of performing the duties appurtenant to such appointment, to serve as an independent fiduciary (the “Independent Fiduciary”) under the Plans and this agreement and to exercise the rights and obligations of the Trustee set forth in sections 2(d)(4), (5), (6), and (7) and sections 5(f) and (h) and Section 5A pursuant to a written agreement between such Independent Fiduciary and the Trustee; provided, that the Trustee may, in its sole discretion, allocate such rights and obligations among more than one Independent Fiduciary, in which event (i) any reference in this Trust to the Independent Fiduciary shall be construed to be a reference to the Independent Fiduciary to which the applicable rights and obligations have been allocated, and (ii) no Independent Fiduciary shall have any responsibility for, or liability in respect of, obligations of the Trustee not so allocated to it. In such capacity, the Independent Fiduciary shall have all of the rights and obligations of the Trustee under this Trust Agreement necessary or proper to the performance of its duties hereunder, including, without limitation, those rights and obligations set forth in this Section 8. The Independent Fiduciary may perform its duties and functions under this Trust Agreement directly or may delegate such duties and functions to one or more Trust Contractors, other than the determinations of claims for benefits under the Plans or appeals therefrom, which shall be performed by the Independent Fiduciary directly. In addition, the Independent Fiduciary shall have the sole responsibility to appoint and remove Investment Managers. The Independent Fiduciary shall certify to the Trustee the names of all persons authorized to act on its behalf. In such event, the Trustee may conclusively rely upon the determinations of and directions from the Independent Fiduciary and shall be responsible only for the prudent selection and retention of such entity or person to act as Independent Fiduciary hereunder. All fees and expenses of such Independent Fiduciary shall be paid from the assets of the Trust unless paid by the Company. In the event that an Independent Fiduciary has not been appointed effective as of the occurrence of a Change of Control, the Trustee shall, in addition to its capacity as Trustee, serve as the Independent Fiduciary until the effectiveness of the appointment of the Independent Fiduciary.

Section 9. Compensation and Expenses of Trustee.

All administrative and Trustee’s fees as agreed upon between Trustee and Company and reasonable expenses actually incurred by the Trustee in performing its duties hereunder including the fees and expenses of any third party which provides services contemplated herein or in the Plan(s) shall be paid by Trustee from the assets of the Trust and, until so paid, shall constitute a lien on the assets of the Trust. If not so paid, the fees and expenses shall be paid by Company. In addition, with respect to any third party engaged by the Company to provide services, including but not limited to, actuarial, accounting, recordkeeping, or legal services, for the Trust or the Plan(s), the Company shall direct the Trustee to pay such third party’s reasonable administrative expenses (including reasonable compensation) from the Trust to the extent not paid by Company.

Section 10. Resignation and Removal of Trustee.

(a)          Trustee may resign at any time by written notice to Company, which shall be effective sixty (60) days after receipt of such notice unless Company and Trustee agree otherwise; provided that in no event shall any such resignation take effect prior to the appointment of a successor Trustee.

(b)          Trustee may be removed by Company on sixty (60) days notice or upon shorter notice accepted by Trustee.

(c)          Upon a Change of Control, as defined herein, Trustee may not be removed by Company for one (1) year. Additionally, after the expiration of the one (1) year period following a Change of Control, Trustee may be removed by Company only if Company first obtains the express written consent to such removal of more than one half of a combination of the participants and beneficiaries of deceased participants in the Plan(s).

(d)          If Trustee resigns or is removed within one (1) year of a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of Section 11(b) hereof prior to the effective date of Trustee’s resignation or removal. Additionally, if Trustee resigns or is removed after expiration of the one (1) year period following a Change of Control, Company may select a successor Trustee in accordance with the provisions of Section 11(b) hereof if it shall first obtain the express written consent to the appointment of the proposed successor of more than one half of a combination of the participants and beneficiaries of deceased participants in the Plan(s). If Company fails to so appoint a successor Trustee, Trustee shall select a successor Trustee. Upon the appointment and acceptance by, and transfer of assets to, a successor Trustee, Trustee shall have no further responsibilities under this Trust Agreement.

(e)          Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(f)           If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed and charged to the Trust as administrative expenses of the Trust.

Section 11. Appointment of Successor.

(a)          If Trustee resigns or is removed in accordance with Section 10(a) or (b) or (c) hereof, Company may, subject to Section 10(d), appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state or federal law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

(b)          If Trustee resigns or is removed pursuant to the provisions of Section 10(a), (b), (c) or (d) hereof and selects a successor Trustee pursuant to Section 10(d) hereof, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state or federal law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

(c)          A former Trustee shall prepare and deliver to Company and to the successor Trustee a final accounting unless Company waives Company’s right to such accounting, and such accounting shall be effective through the date of the former Trustee’s transfer of all assets to its successor. The successor Trustee need not examine the records and acts of any prior Trustee unless requested to do so by Company (and, after a Change of Control, unless the successor Trustee in addition concludes that there is a reasonable basis for such request by Company) and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. Subject to the foregoing, the successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee. The compensation arrangement for the successor Trustee shall be reasonable in relation to the services to be performed by the successor Trustee.

Section 12. Amendment or Termination.

(a)  This Trust Agreement (including Appendix A hereto) may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, (i) no such amendment shall conflict with the terms of the Plan(s) as then in effect or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof and (ii) the duties and responsibilities of Trustee shall not be increased without Trustee’s written consent.

(1)          Furthermore, notwithstanding anything to the contrary in this Trust Agreement (except as otherwise provided in this Section 12), (i) prior to a Change of Control, no amendment shall be made to Section 1(d) through (h), Section 2, Section 4, Section 5(h), Section 10(c), Section 10(d), this Section 12(a), Section 13(d), Section 13(g), Section 13(j), and Section 13(k), and no deletion shall be made in Appendix A, without the prior written consent of more than one half of a combination of the participants and beneficiaries of deceased participants in the Plan(s) unless such amendment would not, in the opinion of counsel, have a material and adverse effect on the rights or interests of such participants or beneficiaries or procedures for distribution of benefits to participants or beneficiaries; and (ii) following a Change of Control, no amendment shall be made to any provision of this Trust Agreement (including Appendix A hereto) without the prior written consent of more than one half of a combination of the participants and beneficiaries of deceased participants in the Plan(s) unless such amendment would not, in the opinion of counsel, have a material and adverse effect on the rights or interests of such participants or beneficiaries or procedures for distribution of benefits to participants or beneficiaries.

(2)          The limitations contained in Section 12(a)(1) shall not apply with respect to any amendment which is reasonably necessary, in the opinion of counsel, to preserve the status of the Trust as a grantor trust and the status of the Plan(s) as unfunded for federal income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended, or to guard against an adverse impact on Plan participants or beneficiaries and which, in the opinion of counsel, is drafted primarily to preserve such status or to reduce or eliminate such adverse impact on such person or persons.

(3)          In each instance in which an opinion of counsel is contemplated in this Section 12(a) prior to a Change of Control, such opinion shall be in writing and delivered to Trustee, rendered by a nationally recognized law firm selected by Company, and in each instance in which an opinion of counsel is contemplated in this Section 12(a) after a Change of Control, such opinion shall be in writing and delivered to Trustee, rendered by a nationally recognized law firm selected by the Independent Fiduciary. Trustee may rely on all such opinions and determinations.

(b)          The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits from Company pursuant to the terms of the Plan(s). Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

(c)          Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), Company may terminate this Trust prior to the time all benefit payments under the Plan(s) have been made. All assets in the Trust at termination shall be returned to Company.

(d)          Trustee may rely for purposes of this Section 12 on a certificate furnished by Company prior to a Change of Control, and by a Trust Contractor after a Change of Control, (i) with respect to any amendment requiring the prior written consent of more than one half of the participants and beneficiaries in the Plan(s) pursuant to subsection (a) of this Section 12, that such consent has been obtained, (ii) with respect to subsection (b) of this Section 12, that Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s), and (iii) with respect to subsection (c) of this Section 12, that the written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s) has been obtained.

Section 13. Miscellaneous.

(a)          Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)          Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)          This Trust Agreement shall be governed by and construed in accordance with the laws of New York.

(d)          For purposes of this Trust, Change of Control shall mean: (i) any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or a corporation owned directly or indirectly by the shareholders of Company in substantially the same proportions as their ownership of stock of Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing 20% or more of the total voting power represented by Company’s then outstanding voting securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors of the Company or nomination for election by Company’s shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

(e)(1)     After the execution of this Trust Agreement, Company shall promptly file with Trustee, and following the appointment of a Trust Contractor, Company shall promptly file with the Trust Contractor, a certified list of the names and specimen signatures of the officers of Company and any delegate authorized to act for it. Unless Company notifies Trustee to the contrary, Company shall act through its Trust Asset Management Committee (or other person or committee to which the Board of Directors of the Company delegates such responsibility) or any person who such Committee (or other person or committee) authorizes in writing to act on its behalf or any other person who is authorized to act on Company’s behalf by a resolution of Company’s Board of Directors. Company shall promptly notify Trustee and the Trust Contractor, if applicable, of the addition or deletion of any person’s name to or from such list, respectively. Until receipt by Trustee and/or the Trust Contractor of notice that any person is no longer authorized so to act, Trustee or the Trust Contractor may continue to rely on the authority of the person. All certifications, notices and directions by any such person or persons to Trustee or the Trust Contractor shall be in writing signed by such person or persons. Trustee and the Trust Contractor may rely on any certification, notice or direction of Company that the Trustee or the Trust Contractor reasonably believes to have been signed by a duly authorized officer or agent of Company. Trustee and the Trust Contractor shall have no responsibility for acting or not acting in reliance upon any notification reasonably believed by Trustee or the Trust Contractor to have been signed by a duly authorized officer or agent of Company.

(e)(2)     After the engagement of a Trust Contractor (other than Trustee) and/or an Independent Fiduciary, the Trust Contractor and/or Independent Fiduciary shall promptly file with Trustee a certified list of the names and specimen signatures of the officers of the Trust Contractor and/or Independent Fiduciary and any delegate(s) authorized to act for it. Each Trust Contractor and/or the Independent Fiduciary shall promptly notify Trustee of the addition or deletion of any person’s name to or from such list. Until receipt by Trustee of notice that any person is no longer authorized so to act, Trustee may continue to rely on the authority of the person. All certifications, notices and directions by any such person or persons to Trustee shall be in writing signed by such person or persons. Trustee may rely on any such certification, notice or direction of the Trust Contractor and/or Independent Fiduciary that Trustee reasonably believes to have been signed by or on behalf of a duly authorized officer or agent of the Trust Contractor and/or Independent Fiduciary. Trustee shall have no responsibility for acting or not acting in reliance upon any notification reasonably believed by the Trustee to have been signed by a duly authorized officer or agent of the Trust Contractor and/or Independent Fiduciary.

(f)           Neither the gender nor the number (singular or plural) of any word shall be construed to exclude another gender or number when a different gender or number would be appropriate.

(g)(1)    This Trust Agreement shall be binding upon and inure to the benefit of any successor(s) to Company or its business or a portion thereof, which assumes Company obligations under the Plans as a result of merger, consolidation, reorganization, spin-off, division, transfer of assets or otherwise (hereinafter referred to as a “corporate transaction”) and any subsequent successor thereto which assumes Company obligations under the Plan(s). All references in this Trust Agreement to “Company” shall include all such successors. In the event of any such corporate transaction, the successor to Company or its business or subsequent successor thereto shall promptly notify Trustee in writing of its successorship. In no event shall any such corporate transaction suspend or delay the payment of benefits to Plan participants or beneficiaries hereunder.

(g)(2)    Except a provided in Section 13(g)(3), Company shall remain liable for the payment of any Plan benefits attributable to deferrals made under plans of deferred compensation prior to the effective date of any such corporate transaction or accrued under any supplemental retirement or pension plan prior to the effective date of any such corporate transaction, to the extent of the then assets of the Trust, if such payments are proper but not timely made by a successor to Company or its business or any subsequent successor thereto, and the assets of the Trust shall be available to make such payments pursuant to Section 2. The obligation to make any such payments hereunder shall arise only after the affected Plan participant or beneficiary has exhausted all claims and review procedures property imposed under the terms of the Plan. The Trust shall be subrogated, to the extent of any payment made pursuant to this Section 13(g)(2) to a Plan participant or beneficiary, to all rights and remedies of such Plan participant or beneficiary, and Trustee shall be entitled to sue the nonpaying successor to Company in the name of the Plan participant or beneficiary, but Trustee shall not be required to take any such action unless there are sufficient assets in the Trust to cover the expense thereof. Entitlement to any payment hereunder is expressly conditioned upon the reasonable assistance and cooperation of the Plan participant or beneficiary in pursuing such rights and remedies.

(g)(3)    The provisions of Section 13(g)(2) shall be inapplicable to any Plan benefits payable following any corporate transaction with respect to which Company shall have contracted with its successor or otherwise provided for the establishment of a trust providing substantially similar rights and protections to Plan participants and beneficiaries as are provided herein and (i) which involves a Disposition, if there is established, or there is imposed on Company’s successor an obligation to establish (or there is otherwise provided with respect to affected Plan participants and beneficiaries), with respect to the Transferred Benefit an irrevocable trust which, in the opinion of counsel, meets the requirements for a “rabbi trust” as set forth in the model grantor trust agreement contained in Rev. Proc. 92-64, 1992☐2 C. B. 422, or any successor to such Revenue Procedure, with a bank as trustee, and which when established (or, if already in existence, at the effective date of such corporate transaction) is funded to at least the funding level of this Trust, or (ii) which does not involve a Disposition, if (A) there is established, or there is imposed on Company’s successor an obligation to establish, with respect to the Transferred Benefit a trust which, in the opinion of counsel, has terms substantially similar to any one of the Trusts under Executive Benefit

Plan(s) established by Company or a subsidiary on or before the date hereof, as such trusts are then in effect, with a bank as trustee, and which when established is funded to at least the funding level of this Trust; or (B) the Transferred Benefit becomes covered, as of the effective date of such corporate transaction “funding level” (as such term is used herein), by any trust described in, or previously established pursuant to, (A) above and which trust, if such transfer takes place on or after a Change of Control has occurred, is funded (after taking into account the Transferred Benefit) to at least the funding level of this Trust. The determination of whether the requirements of the preceding sentence have been satisfied shall be made by Company; provided, however, that following the engagement of a Trust Contractor, such determinations shall be made by Trust Contractor. Trustee may rely on the accuracy of all such determinations.

(h)          This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute only one Agreement.

(i)           Communications to Trustee shall be sent to THE NORTHERN TRUST COMPANY, 50 S. LaSalle Street, Chicago, Illinois 60675, ATTENTION: Ms. Anita Nikolov, Vice President, or to such other address as Trustee may specify in writing. No communication shall be binding upon Trustee until it is received by Trustee. Communications to Company, any Trust Contractor and/or the Independent Fiduciary shall be sent to the principal offices of Company, such Trust Contractor and/or the Independent Fiduciary, as the case may be, or to such other address as any of them may specify in writing.

(j)           In the event the participants and beneficiaries in one or more of the Plan(s) are determined generally to be subject to federal income tax on any amount in the Trust prior to the time of payment hereunder, the entire amount determined to be so taxable shall be distributed by Trustee to each affected participant or beneficiary. Company may, at its option, make such payments directly to affected participants and beneficiaries. An amount shall be determined to be subject to federal income tax upon the earliest of: (a) a final determination by the United States Internal Revenue Service addressed to a participant or beneficiary which is not appealed to the courts; (b) a final determination by the United States Tax Court or any other federal court affirming any such determination by the Internal Revenue Service; or (c) an opinion by counsel for Company reasonably acceptable to Trustee addressed to Company and Trustee, that, by reason of the Treasury Regulations, amendments to the Internal Revenue Code, published Internal Revenue Service rulings, court decisions or other substantial precedent, amounts hereunder are generally subject to federal income tax prior to payment; provided, that following a Change of Control, only an opinion by counsel selected by the Trust Contractor may be accepted by Trustee for purposes of (c). Company shall undertake at its sole expense to defend any tax claims described herein which are asserted by the Internal Revenue Service against any participant or beneficiary and which it determines would affect participants or beneficiaries generally, including attorneys’ fees and costs of appeal, and shall have the sole authority to determine whether or not to appeal any determination made by the Internal Revenue Service or by a lower court. Company also agrees to reimburse any participant or beneficiary for any interest or penalties in respect of tax claims hereunder which it determines would affect participants or beneficiaries generally, upon receipt of documentation of same. Any distributions from the Trust to a participant or beneficiary under this Section 13(j) (other than reimbursements of interest or penalties referred to in the preceding sentence) shall reduce the benefits payable to such participant and/or beneficiary under the Plan(s). Notwithstanding anything in this Section 13(j) to the contrary, no distributions shall be made pursuant to this Section 13(j) unless they are permitted to be made by Section 409A of the Code and the regulations thereunder without penalty to the participant.

(k)          In the event that Company shall fail to satisfy any obligation of Company to a Plan participant or beneficiary under this Trust Agreement, or in one or more of the Plan(s), after reasonable notice and demand with respect thereto, and one or more participants or beneficiaries obtains a final determination by a court of competent jurisdiction that Company has so failed, such participant(s) or beneficiary(ies) shall be indemnified by the Trust against reasonable and appropriate costs and expenses (including without limitation reasonable attorneys’ fees and expenses) relating thereto and the Trust shall be primarily liable for such payments. Interest on any Plan benefit payments which such court determines have been delayed to the extent interest or similar payments in an equal or greater amount are not provided in the Plan or by the court or otherwise shall also be paid from the assets of the Trust. Such interest shall be calculated using a rate of interest equal to the rate of interest on ten (10) year United States Treasury obligations, as determined on the first day of each calendar quarter, compounded quarterly. If such costs, expenses and interest are not paid from the Trust for any reason (including without limitation insufficiency of the Trust’s assets to satisfy such obligations) in a reasonably timely manner, such participant(s) or beneficiary(ies) may obtain payment from Company.

(l)           Nothing herein shall be construed as restricting or limiting in any way amendment of the Plan(s) in accordance with the terms of the Plan(s).

(m)         Any other provisions of this Trust Agreement to the contrary notwithstanding, this Trust shall terminate no later than the twenty-first anniversary of the date of death of the survivor from among a class consisting of all of the descendants of the late Joseph P. Kennedy, the former Ambassador to the Court of Saint James, who are living on the date of the establishment of the Trust and, if the Trust is still in existence on such anniversary date, Trustee shall dispose of the Trust as Company shall direct.

(n)          In case of any conflict or inconsistency between the terms of this Trust Agreement and any Plan, the terms of this Trust Agreement shall control.

Section 14. Effective Date.

The effective date of this Trust Agreement shall be the date of its execution set forth on page 1 of the Trust Agreement.

-- SIGNATURES FOLLOW ON NEXT PAGE --

IN WITNESS WHEREOF, the parties hereto have caused the Trust Agreement to be duly executed and their respective corporate seals to be hereto affixed on the date set forth on page 1 of the Trust Agreement.

BELLSOUTH CORPORATION

By:	/s/ Mark E. Droege
Title:	Chairman, Trust Asset
Management Committee

(CORPORATE SEAL)

ATTEST: /s/ Marcy A. Bass

Title: Assistant Corporate Secretary

THE NORTHERN TRUST COMPANY, as Trustee

By:	/s/ Anita Nikolov

Title:	Vice President

(CORPORATE SEAL)

ATTEST: /s/ Robert F. Draths, Jr.

Title: Assistant Secretary

APPENDIX A

•	BellSouth Nonqualified Deferred Compensation Plan

•	BellSouth Corporation Directors' Retirement Plan

•	BellSouth Corporation Deferred Compensation Plan for Non-Employee Directors

•	BellSouth Corporation Directors' Compensation Deferral Plan